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                                                                    EXHIBIT 23.1

               Consent of Ernst & Young LLP, Independent Auditors

  We consent to the reference to our firm under the captions "Selected Financial Data" and "Experts" and to the use of our report on the COMPS.COM, Inc. financial statements dated February 5, 1999 (except for Note 15, as to which the date is April 12, 1999) and our report on the REALBID, LLC financial statements dated February 17, 1999, in Amendment No. 3 to the Registration Statement (Form S-1 No. 333-72901) and related Prospectus of COMPS.COM, Inc.

  Our audits also included the financial statement schedule of COMPS.COM, Inc. for the three years ended December 31, 1998 listed in Item 16(b). This schedule is the responsibility of the Company's management. Our responsibility is to express an opinion based on our audits. In our opinion, the financial statement schedule referred to above, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

                                          Ernst & Young LLP

San Diego, California

April 29, 1999